Exhibit 99.1

ASX Announcement

15 December 2021

Coronado updates guidance following resumption of all mining activities at Curragh

Following recent significant events, Coronado Global Resources Inc (“Coronado”, the “Company”, ASX: CRN) provides the market with updated guidance for the financial year ending 31 December 2021, superseding previous guidance issued on 21 October 2021 in its Quarterly production report.

Due to the suspension of operations at Curragh following the fatal injury of an employee in November and above average heavy rainfall across the Bowen Basin caused by La Nina conditions in late November and early December, full year production guidance for the Company is now forecast to be between 17.0 and 17.2 million metric tonnes as the Company will be unable to recover the lost production by year end.

Coronado reaffirms its previous commentary related to Mining Cost per Tonne Sold and Capital Expenditure but provides greater clarity. Due to lower production at Curragh, the Company expects full year Mining Cost per Tonne Sold to be between US$66 and US$68 per metric tonne and full year Capital Expenditure to be under US$100M.

Sales Volumes, while not subject to formal guidance, have not been impacted to the same extent as production due to stockpiling and rail and port operations remaining relatively unaffected by weather events to this point. The Company expects full year Sales Volumes to be between 17.7 and 17.9 million metric tonnes.

With Premium Low-Vol HCC benchmark prices continuing to be well above the long-term average, Coronado reaffirms that it expects to be Net Debt neutral or in a Net Cash position by 31 December 2021.

This announcement was authorised for release by the Disclosure Committee of Coronado Global Resources Inc.

Forward-Looking Statements

Statements in this release that are not historical facts are “forward-looking” statements within the meaning of the federal securities laws. Forward-looking statements are based on Coronado’s current expectations and assumptions about future events and currently available information as to the outcome and timing of future events. Although Coronado believes these assumptions and expectations are reasonable, they are inherently subject to numerous business, economic, competitive, regulatory and other risks and uncertainties, most of which are difficult to predict and many of which are beyond Coronado’s control. No assurance can be given that such expectations will be correct or achieved or that the assumptions are accurate. The risks and uncertainties include, but are not limited to, the ability to complete the redemption and the other risks described under Part I, Item 1A. Risk Factors and elsewhere in Coronado’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the ASX and SEC on 25 February 2021, and other reports filed from time to time with the ASX and SEC.

For further information please contact:

Investors	Media
Andrew Mooney	Helen McCombie
P: +61 458 666 639	Citadel Magnus
E: amooney@coronadoglobal.com	P: +61 411 756 248
E: hmccombie@citadelmagnus.com

Coronado Global Resources Inc.	Level 33, Central Plaza One, 345 Queen Street
ARBN: 628 199 468	Brisbane QLD 4000

T: +61 7 3031 7777 | F: +61 7 3229 7402
www.coronadoglobal.com